Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
China Marine Food Group Limited:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 20, 2009, relating to the consolidated financial statements of China Marine Food Group Limited and Subsidiaries as of and for the year ended December 31, 2008, which appear in the Annual Report on Form 10-K of China Marine Food Group Limited for the year ended December 31, 2008.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ ZYCPA Company Limited

ZYCPA Company Limited
(Formerly Zhong Yi (Hong Kong) C.P.A. Company Limited)
Certified Public Accountants

Hong Kong, China
September 14, 2009